Exhibit 5.3

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Reno Pressacco, M.Sc.(A)., P.Geo., hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report on the Jacobina Mine Complex, Bahia State, Brazil” dated September 30, 2019 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

By:	/s/ Reno Pressacco
Name:	Reno Pressacco, M.Sc.(A)., P.Geo.

Dated: April 17, 2020